June 28, 1996

  Mr. Marc S. Newkirk
  President and Chief Executive Officer
  Lanxide Corporation
  1300 Marrows Road
  P.O. Box 6077
  Newark, DE 19714-6077

  Dear Marc:

       This letter will serve to further amend the terms of the Loan Guarantee Letter Agreement dated December 15, 1992, ("Agreement") between
  E. I. du Pont de Nemours and Company ("DuPont") and Lanxide Corporation ("Lanxide") covering 1) the collateral offered by Lanxide to secure the Guarantee issued by DuPont as described in the Agreement, 2) the term of the Guarantee, 3) the repayment of the Line of Credit, and 4) Lanxide's commitment to preserve the collateral to secure the Guarantee. This letter supersedes in its entirety the Amendment to the Agreement dated June 30, 1995.

       The parties agree to amend the Agreement as follows:

       Item (1) is modified to state:

       "(1) DuPont is prepared to issue its guarantee ("Guarantee") to a bank ("Bank") of Lanxide's choice to the extent of the principal and interest due with respect to a line of credit ("Line of Credit") to be extended by the Bank to Lanxide for up to the principal and interest amount of six million United States dollars ($6,000,000). The Line of Credit may be opened on or after April 1, 1993, and its terms must provide that all principal and interest be paid in full not later than March 31, 2000. The Line of Credit will also provide that any portion of the principal and/or interest outstanding from time to time may be prepaid at any time. Lanxide agrees to reduce the outstanding principal and interest of the Line of Credit in accordance with the schedule set forth in Exhibit A, and make arrangements with the Bank to reduce the amount of DuPont's Guarantee commensurately."

       Item (2) is modified to state:

       "(2) Should Lanxide not reduce the Line of Credit in accordance with the schedule set forth in Exhibit A, or should DuPont be called upon by the Bank to meet all or any of its obligations under the Guarantee, or should DuPont make a payment to the Bank as a result of receiving notice from Lanxide that Lanxide does not intend to meet its obligations under the Line of Credit then, in any case, Lanxide shall

            (a) transfer all shares of stock of Lanxide Armor Products, Inc. ("LAP") and all shares of stock of Lanxide Electronic Components, Inc. ("LECI") to DuPont, or, alternatively at DuPont's option,

            (b) transfer all shares of stock of LAP and cause its affiliate Lanxide Technology Company, L. P. to transfer 9.9% Interest in Du Pont Lanxide Composites, L. P. and 10% of the outstanding shares of common stock of Du Pont Lanxide Composites Inc. to DuPont, in which case Lanxide shall be deemed to have satisfied its obligations with respect to repayment of the Line of Credit up to the amount paid by DuPont under the Guarantee. The Interests and stockholdings to be so transferred are hereafter referred to as the "Collateral".

       Until complete termination of the Guarantee and full and complete release of DuPont therefrom:

            (a) Lanxide will not sell assets in LAP or LECI except in the ordinary course of business, except that fixed assets may be transferred to other Lanxide controlled enterprises, with the proviso that DuPont is notified of such transfer and that any assets so transferred remain as secured assets for the Guarantee;

            (b) Lanxide will not sell, transfer or assign the licenses to Base Technology of LAP or LECI without the prior written approval of DuPont;

            (c) Lanxide will not sell, transfer or assign sub-licenses from LAP or LECI to other Lanxide controlled enterprises without the prior written approval of DuPont;

            (d) Lanxide will reduce the principal of the Line of Credit by an amount equal to all after tax proceeds arising from the sale, trans-fer, or assignment of any LAP or LECI sub-license to an entity which is not a Lanxide controlled enterprise;

            (e) Lanxide will reduce the principal of the Line of Credit by an amount equal to all after tax proceeds arising from the sale, trans-fer, pledge, hypothecation, or assignment of any of its stockholdings in LAP or LECI, with the understanding that Lanxide will in no way allow its ownership in either LAP or LECI to fall below fifty-one percent (51%);

            (f) Lanxide will not sell, transfer, pledge, hypothecate or assign any of its Interest in Du Pont Lanxide Composites, L. P. or its stockholding in Du Pont Lanxide Composites Inc. without the prior written approval of DuPont; and

            (g) On a semi-annual basis beginning January 1, 1997, Lanxide will supply DuPont a representation letter certifying that there has been no action taken and none is contemplated to dispose of or otherwise impair the assets securing the Guarantee.

       The terms "Interest" and "Base Technology" shall have the same meanings assigned to them in the original agreements establishing the Armor and Electronics Joint Ventures between DuPont and Lanxide."

       The rest of the Agreement remains unchanged.

       If the foregoing is acceptable to you, please sign all copies of this Amendment to the Agreement.

                                Very truly yours,

                                E. I. DU PONT DE NEMOURS AND COMPANY

                                By:  /s/ J. Michael Bowman

                                Name:  J. Michael Bowman

                                Title  VP/GM Advanced Material Systems


  ACCEPTED:

  LANXIDE CORPORATION

  By:  /s/ Robert J. Ferris

  Name:  Robert J. Ferris

  Title:  V.P. Administration

  Date:  6-28-96


                                   EXHIBIT A
                       TO AMENDMENT DATED JUNE 28, 1996
                          TO LOAN GUARANTEE AGREEMENT
                            DATED DECEMBER 15, 1992

       Date                Outstanding Principal and Interest Balance

  March 31, 1997                     $ 5,950,000
  June 30, 1997                      $ 5,900,000
  September 30, 1997                 $ 5,700,000
  March 31, 1998                     $ 4,000,000
  September 30, 1998                 $ 3,700,000
  March 31, 1999                     $ 2,000,000
  September 30, 1999                 $ 1,600,000
  March 31, 2000                           Zero